Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Amended and Restated 2013 Performance Incentive Plan of BioLife Solutions, Inc. of our report dated March 12, 2015, relating to our audits of the consolidated financial statements of BioLife Solutions, Inc. and Subsidiary appearing in the Annual Report on Form 10-K of BioLife Solutions, Inc. for the year ended December 31, 2014.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington
June 19, 2015